thinkom

Amendment No. 4 to Strategic Alliance Agreement

THIS Amendment No. 4 to the Strategic Alliance Agreement ("Amendment") made as of May 4, 2007, between Gigabeam Corporation, a Delaware corporation (the "Company"), having its principal executive offices at 470 Spring Park Place, Suite 900, Herndon Virginia 20170, and ThinKom Solutions, Inc., a California corporation ("ThinKom"), having it principal executive offices at 3825 Del Amo Blvd, Suite 200, Torrance, CA 90503.

WITNESSETH

Whereas, the Company and ThinKom entered into a certain Strategic Alliance dated January 5, 2004 (the "Agreement") whereby the Company would market a commercial point-to-point terrestrial wireless communications system which was intended to incorporate ThinKom designed and manufactured antenna component technologies;

Whereas, the Company and ThinKom have a mutual desire to terminate the Strategic Alliance Agreement;

Now, Therefore, in consideration of the mutual covenants made herein, the Company and ThinKom hereby agree as follows:

1. Effective the date of execution of this Amendment by the Company and ThinKom, the Agreement shall be terminated in its entirety.
2. The termination of the Agreement shall be based on "No Fault" by either the Company or ThinKom.
3. Except for the provisions of Paragraph 6, Confidentiality of the Agreement which shall survive termination of the Agreement herein, neither the Company nor ThinKom shall have any financial obligation, and/or any other claim(s) of any nature whatsoever, against the other.

In Witness Whereof, the parties have caused this Amendment to be dully executed on their behalf by their duly authorized officers as of the date first above written.

Gigabeam Corporation	**ThinKom Solutions, Inc.**
BY: [signature]	By: W.W. Milroy [signature]
Name: Leighton J. Stephenson	Name: William Milroy
Title: Chief Financial Officer	Title: Chairman, CEO
Date: 5/18/07	Date: 5/4/07